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                                                                     Exhibit 4.8

                              CONSULTING AGREEMENT
                              --------------------

         CONSULTING AGREEMENT between Genius Products, Inc. (the "COMPANY") and Dennis Levin ("CONSULTANT"), dated as of May 16, 2001

         WHEREAS, the Company wishes to retain the services of Consultant and Consultant wishes to provide consulting services to the company, (the "SERVICES") for a period of 3 months;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. SERVICES TO BE PROVIDED BY CONSULTANT. As of the date hereof, Consultant shall spend a minimum of 2 days each week in the corporate offices. The Consultant will also be available for Services the other remaining 3 days of the week.

         SECTION 2. PAYMENT BY THE COMPANY. The Company shall pay the Consultant on the last day of each four-week period in company shares for Services. The Company shall pay the Consultant shares equal in value to $8,000 per month divided by the volume weighted average closing price for the previous 20 days. The company shall issue or cause to be issued free-trading shares to Consultant.

         The Company shall reimburse or pay directly any reasonable expenses related to the performance of the Consultants duties. These expenses will be paid upon receipt of documentation. Such expenses will include travel, telephone, and other pre-approved items.

         SECTION 3. OBLIGATIONS OF CONSULTANT. Consultant shall (I) not engage in any act that the Company determines in its sole discretion may be deemed to be in competition with the Company; (ii) treat as confidential all Company information disclosed to him by the Company; and Consultant shall return all such information to the Company at the end of this agreement in whatever form such information such may exist;
         (iii) perform all work for the Company to the highest professional standards. Consultant shall be responsible for the payment of all his federal, state, local income, social security, and FICA taxes. Consultant acknowledges that the relationship with the Company is one of an independent contractor and not one of employment.

                  SECTION 4. TERM AND TERMINATION. Either party may terminate the Agreement on 30 days prior written notice, and if not so terminated the Agreement will expire on August 16, 2001.

                  SECTION 5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles. The parties hereby submit to the state and federal courts in San Diego County, California, and wave all defense to venue or that the forum is inconvenient. THE PARTIES WAVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT.


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                  SECTION 6. MISCELLANEOUS. This Agreement may be executed in counter parts all of which together shall constitute one and the same instrument. The parties may execute the Agreement by Facsimile. This Agreement supercedes all previous oral and written agreements and negotiations relating to the subject matter hereof. This Agreement may not be modified except by an instrument in writing executed in by the parties. This Agreement shall inure to the successors and assigns of each party except that no party may assign any of its obligations hereunder without the written consent of the other party. In any proceedings brought hereunder the loosing party shall pay all the attorneys' fees and expenses of the other party occurred in such proceedings.

                  IN WITNESS HEREOF, the parties have executed this Consulting Agreement on the date first written above.

                  GENIUS PRODUCTS, INC.

                  /s/ Michael Meader

                  /s/ Dennis Levin
                  Dennis Levin